Exhibit 99.1
TXU Corp. Announces Completion of Acquisition by
Investors Led by KKR and TPG
o	15% Retail Price Cut Being Implemented

o	Eight Coal Plant Air Permits To Be Withdrawn

o	Secretary Donald L. Evans Becomes Chairman
Dallas — October 10, 2007 — TXU Corp. (NYSE: TXU) today announced the completion of its merger agreement with Texas Energy Future Holdings Limited Partnership (TEF). TEF is led by a group of investors including Kohlberg Kravis Roberts & Co. (KKR), Texas Pacific Group (TPG) and Goldman Sachs Capital Partners. TXU shareholders overwhelmingly approved the merger at the company’s Annual Meeting on September 7, 2007.
With the completion of the merger, TXU Corp. has changed its name to Energy Future Holdings Corp. Shares of TXU common stock, which are listed on the New York Stock Exchange and the Chicago Stock Exchange, ceased trading at close of market today and will be delisted. Under the terms of the merger agreement, TXU shareholders are entitled to $69.25 in cash for each share of TXU common stock held. Lehman Brothers, Citigroup and Morgan Stanley became equity investors at closing.
Completion of the merger agreement marks the final step in the transformation into a privately held company that is already delivering price cuts, price protection and low-income customer benefits, as well as taking actions to provide affordable power for years to come. In addition, the company will seek to achieve top environmental performance in the industry and greater involvement and dialogue with environmental, government and community leaders.
“Our investment horizon allows the board, management and employees to formulate and implement a long-term strategy to meet customer needs and to respond to the significant energy challenges in Texas,” said Marc Lipschultz of KKR.
Since the announcement of the merger transaction on February 26, 2007, TEF’s plans for the company’s new direction have received support from consumer groups, environmental groups, labor unions, business leaders and elected officials from communities across Texas.
“We have maintained open and productive dialogues with legislators, regulators, customers and consumer advocates. Together, we are proud to be part of a transformation that will benefit — and in fact already is benefiting — customers and residents of the state of Texas,” said Michael MacDougall of TPG.

New Leadership
With the close of the transaction, Donald L. Evans becomes non-executive chairman of Energy Future Holdings Corp. Evans previously served as U.S. Secretary of Commerce for four years under President George W. Bush.
“We are excited about the opportunities that the completion of this merger provides. This transaction is not only good for TXU shareholders, but also for employees, customers and residents across the state of Texas,” said Evans. “I look forward to working with management and employees to demonstrate our commitment to being a leading corporate citizen, to implementing stronger environmental policies and to providing reliable and affordable power.”
As non-executive chairman, Evans will lead the company’s board of directors, which as previously announced will include: William Reilly, Chairman Emeritus of the World Wildlife Fund and former EPA Administrator; Lyndon Olson, former U.S. Ambassador to Sweden; James Huffines, Chairman of the Central Region Plains Capital Bank; and Kneeland Youngblood of Pharos Capital Group, LLC. Former U.S. Secretary of State James A. Baker, III will serve as advisor to the company.
“This company and its employees are ready for the next step. We look forward to implementing additional separation of our three businesses so each can focus on the distinct customers they serve,” said Tom Baker, Vice-Chairman of TXU Corp. who will transition to Chairman Emeritus of Energy Future Holdings Corp.
As previously announced, with the successful completion of the transaction, C. John Wilder has resigned as TXU Corp. Chairman and CEO. Since his arrival in February 2004, Wilder led the company to substantial performance improvements including: outstanding shareholder returns; a successful business turnaround; and a major restructuring of the operations and growth program.
“I am proud of what TXU has become and confident that the company is in good hands. Because of the hard work of TXU employees, these businesses are operating at safe, high-performance levels across many dimensions,” said Wilder.
Evans concluded, “I’d like to thank John Wilder and the outgoing board of directors for their years of service to the company. They leave a company of outstanding men and women, dedicated to excellence in customer service and energy reliability. We wish them well in their future endeavors.”
Three Separate and Distinct Companies
Energy Future Holdings Corp., a holding company, will continue the transition of its businesses into three separate and distinct business units with separate boards, management teams, and headquarters.
Each business will operate independently under the leadership of a CEO:
•	Jim Burke will serve as CEO of TXU Energy, a competitive electricity retailer;

•	Mike Greene will serve as CEO of Luminant, a competitive power generation business, including mining, wholesale marketing and trading, and construction; and

•	Bob Shapard will serve as CEO of Oncor, a regulated electric distribution and transmission business.

To maintain smooth ongoing operations, current business unit management and organizational structures will remain in place at least through a transition period, which is expected to be complete in the first half of 2008. Beyond the further separation of the three primary businesses, most employees will experience few differences in their day-to-day jobs. The transition will be seamless to customers.
Headquarters for each of the three businesses will remain in the Dallas/Fort Worth area.
Price Cuts
As a result of the close of the transaction, TXU Energy will reduce retail prices by an additional 5%, resulting in a total 15% price reduction in 2007 for residential customers who had not already chosen one of TXU Energy’s lower-priced or environmentally friendly options. With this additional reduction TXU Energy will continue to offer the lowest prices of any incumbent competitive retailer in Texas. The value of TXU Energy’s lower prices, innovative range of products to meet customer needs, and focus on customer service have contributed to an increase in customer count over the past few months.
$150 Million Commitment to Low-Income Assistance
TEF and TXU Energy have announced the creation of TXU Energy Access, a comprehensive program representing a commitment of more than $150 million over 5 years to assist low-income customers.
Environmental Benefits
As part of the transaction, TEF made a range of commitments to strengthen environmental policies, make significant investments in alternative energy and institute corporate policies tied to climate stewardship. Those efforts helped earn the endorsement of Environmental Defense and the Natural Resources Defense Council, two of the nation’s largest and most respected environmental organizations.
In keeping with the commitment to reduce the number of planned coal-fueled generation units from 11 to three, the eight air permit applications will be withdrawn by Luminant. The eight air permit applications were suspended shortly following the announcement of the merger agreement.
In addition, Energy Future Holdings Corp. will create a Sustainable Energy Advisory Board comprised of individuals who represent the following interests: the environment; customers; Texas economic development; and ERCOT reliability standards. Board member William Reilly, Chairman Emeritus of the World Wildlife Fund and former Administrator of the U.S. Environmental Protection Agency, will lead the effort to make climate stewardship central to corporate policies.
Oncor
In advance of the close of the transaction, Oncor and TEF reached an agreement in principle with the key parties that would resolve all outstanding issues in the Public Utility Commission of Texas (PUC) review under Public Utility Regulatory Act Section 14.101 related to the change in control of Oncor. The agreement includes provisions under which the PUC would dismiss Oncor’s pending rate case. The agreement is subject to approval by the PUC.
Following the close of the acquisition of TXU Corp. and as previously disclosed, TEF will sell a twenty percent stake in Oncor. Now that the acquisition is complete, the minority stake sale process will commence shortly and is an important element of the investor group’s plan. The sale of a twenty percent minority stake in Oncor has long been part of TEF’s plan to enhance Oncor’s independence and separation from TXU Corp., TXU Energy and Luminant. The purchaser of the twenty percent stake will not be affiliated with any of the companies owned by TXU Corp. or the parties involved in this transaction, and will have meaningful representation on the Oncor board of directors.
In addition, Oncor plans to secure all of its currently existing long-term debt. This does not include the $800 million principal amount of floating rate senior notes that were redeemed upon completion of the merger as required by the terms of the notes. Oncor’s $2 billion credit facility is also secured.
Shareholder Information
Shareholders of record of TXU Corp. common stock who have stock certificates will receive instructions and a letter of transmittal from Mellon Investor Services LLC, the disbursing agent for the merger, concerning how and where to forward stock certificates for exchange and payment. Shareholders of record whose shares are held in book entry (electronic) form will receive a check from Mellon without needing to take any action. For shares held in “street name” through a broker, bank or other nominee, shareholders need not take any action to have shares exchanged for cash through the broker, bank or other nominee. For street name shareholders, questions about the receipt of compensation for shares should be directed to the appropriate broker, bank or other nominee. For all other questions regarding the exchange of TXU Corp. common stock shares, please call Mellon Investor Services LLC toll free at 1-877-277-9913.
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About Energy Future Holdings
Energy Future Holdings Corp., formerly named TXU Corp., is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to 2.1 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has over 18,300 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 101,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information.
About TEF
Texas Energy Future Holdings Limited Partnership is the holding company formed by Kohlberg Kravis Roberts & Co., Texas Pacific Group and other investors to acquire TXU Corp.
Forward Looking Statements
This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Energy Future Holdings Corp. or TXU Corp.’s filings with the Securities and Exchange Commission. Specifically, TXU

Corp. makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in the SEC reports or periodic reports, the proposed transactions described in this release could be affected by, among other things, the occurrence of any event, change, market conditions or other circumstances that could prevent TEF from completing the sale of the 20 percent interest in Oncor.
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